Exhibit 99.2
National Vision Announces Executive Promotions to Support Company Growth and Accelerate Value-Creation Initiatives
•Patrick Moore assumes additional role of Chief Operating Officer
•Melissa Rasmussen to succeed Moore as Chief Financial Officer on Jan. 1, 2023

Duluth, Ga. (August 11, 2022) — National Vision Holdings, Inc. (NASDAQ: EYE) updated key leadership positions, including announcing a new Chief Operating Officer role and the planned Chief Financial Officer succession process.
Patrick Moore, Chief Financial Officer, has been appointed to the role of Chief Operating Officer and will continue to serve as Chief Financial Officer through the end of 2022. As Chief Operating Officer, Moore will be leading the following functions: Retail Operations, Clinical Services, Real Estate, Labs, Manufacturing and Distribution, and Strategy.
Melissa Rasmussen, Senior Vice President, Accounting and Finance, has been appointed to succeed Moore as the company’s Chief Financial Officer, effective January 1, 2023. Moore will continue in the role of Chief Operating Officer following this transition.
“During his eight-year tenure as CFO, Patrick has always viewed our enterprise with a wide lens. He is capable of seeing the breadth of strengths and opportunities across our whole operations,” said Reade Fahs, Chief Executive Officer. “The COO role positions him to lead our cross-functional success at a very high level. And because of strong succession planning throughout the company, we have a deep bench of leadership talent to draw from to support these changes – I am thrilled that Melissa, a proven leader and talented executive, will be stepping into the CFO role."
Rasmussen draws on more than 20 years of financial leadership experience in diverse sectors, including manufacturing, healthcare, software and retail, and joined National Vision as Senior Vice President, Chief Accounting Officer, in 2019.
The Company announced additional leadership changes in the Finance and Operations functions.
David Mann, Vice President, Investor Relations, has been promoted to Senior Vice President, Investor Relations.
Roger Francis, Chief Stores Officer, will be departing the Company to pursue an international leadership role at a company outside the optical industry, effective August 31, 2022. Heidi

Henneman, Vice President of Store Operations and a twenty-year veteran of the optical industry, has been promoted to Senior Vice President, Head of Stores.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. is the second largest optical retail company in the United States (by sales) with more than 1,300 stores in 44 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Media Contacts:

David Mann, Senior Vice President of Investor Relations
(470) 448-2448
Investor.Relations@nationalvision.com

Racheal Peters, Manager of External Communications
(470) 448-2303
media@nationalvision.com

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